First InterstateBancSystem Reaching New Heights

To our shareholders,

We are excited to announce First Interstate BancSystem’s second quarter 2004 results. First, we achieved record quarterly earnings of $12,572,000, up $2,337,000, or 23%, from second quarter 2003. Second, our total assets exceeded $4 billion for the first time in Company history. Earnings per diluted share were $1.58 in second quarter 2004 compared to $1.30 second quarter last year, return on average equity (ROAE) 17.52% versus 16.40%, return on average assets (ROAA) 1.28% versus 1.12%, and efficiency ratio 59.46% versus 65.58%.

The quarterly results were positively impacted by the reversal of previous impairments of mortgage servicing rights (MSR), partially offset by related losses on the sale of investment securities. These two items had the net effect of increasing after tax income by $833,000. Excluding this amount, adjusted key numbers for the second quarter 2004 were ROAE of 16.37%, ROAA of 1.20%, and efficiency ratio of 62.49%.

Net interest income of $37,053,000 in second quarter 2004 was $1,386,000 more than the same period last year. Strong balance sheet growth drove the increased income in spite of net interest margin of 4.36% having declined 16 basis points. Quarterly average loans grew $218,068,000, or 9%; quarterly average deposits grew $212,049,000, or 7%. The net interest margin declined 4 basis points from first quarter 2004.

Non-interest income of $17,269,000 was $1,175,000 or 6% lower than second quarter 2003. Due to increased residential interest rates, residential real es- tate revenue decreased $2,334,000 or 50%. In the most recent quarter, we sold investment securities resulting in $740,000 of losses as a partial hedge to the MSR impairment reversal. In second quarter 2003, we recorded security gains of $33,000. Excluding the impact of investment security sale gains and losses, non-interest income declined $402,000 or 2%.

Non-interest expense was $3,182,000, or 9%, lower than the comparable quarter in 2003. In second quarter 2004, we recorded a reversal of previous MSR impairment of $2,106,000 compared to $335,000 impairment expense for the second quarter in 2003. Also, in second quarter 2003, we wrote off $1,936,000 of trust preferred securities issuance costs, as a result of replacing $40,000,000 of fixed rate trust preferred securities with variable rate securities of the same amount. Excluding the mortgage servicing impairment and the trust preferred issuance cost write off, non-interest expense increased $1,195,000, or 4%.

Year to date net income of $22,290,000 exceeded the first six months of 2003 by $3,218,000 or 17%. Fully diluted earnings per share were $2.80, compared to $2.42 for the same period last year. Net interest in-

come was up $5,079,000 due to strong loan and deposit growth. Non-interest revenue was down $2,340,000, the result of a $4,602,000, or 53%, decrease in residential real estate revenue. Non-interest expense was down $2,040,000 due to a $3,824,000 reduction in MSR impairment expense and the $1,936,000 trust preferred issuance cost write off in 2003.

Dividends of $.40 per share were paid on July 12th.

We are extremely pleased with our financial results this past quarter. Thanks to our talented team of employees, officers, and managers we were able to establish new records in earnings and asset size. Of equal gratification is the improvement we saw in our efficiency, which remains our primary strategic focus.

Lyle R. Knight President Chief Executive Officer	Terrill R. Moore Chief Financial Officer

Financial Highlights
Three Months ended June 30

(unaudited)	2004	2003	% Change
(in thousands except per share data)
OPERATING RESULTS
Net income	$12,572	$10,235	22.8%
Diluted earnings per share	1.58	1.30	21.5%
Dividends per share	0.40	0.32	25.0%
PERIOD END BALANCES
Assets	4,002,056	3,740,286	7.0%
Loans	2,660,375	2,464,953	7.9%
Investment Securities	789,091	812,152	-2.8%
Deposits	3,228,765	3,039,482	6.2%
Common Stockholders’ Equity	281,715	258,688	8.9%
Common Shares Outstanding	7,896	7,852	0.6%
QUARTERLY AVERAGES
Assets	3,951,500	3,657,364	8.0%
Loans	2,618,223	2,400,155	9.1%
Investment Securities	841,359	797,561	5.5%
Deposits	3,166,462	2,954,413	7.2%
Common Stockholders’ Equity	288,586	250,293	15.3%
Common Shares Outstanding	7,891	7,861	0.4%

Second Quarter 2004

Second Quarter 2004

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
Total interest income	$47,046	$48,176	$93,613	$94,860
Total interest expense	9,993	12,509	20,077	26,403

Net interest income	37,053	35,667	73,536	68,457
Provision for loan losses	2,541	2,570	4,959	5,000

Net interest income after provision for loan losses	34,512	33,097	68,577	63,457
Noninterest income	17,269	18,444	33,896	36,236
Noninterest expense	32,302	35,484	68,016	70,056

Income before taxes	19,479	16,057	34,457	29,637
Income taxes	6,907	5,822	12,167	10,565

Net income	$12,572	$10,235	$22,290	$19,072

COMMON SHARE DATA:
Diluted EPS	1.58	1.30	2.80	2.42
Dividends	0.40	0.32	0.74	0.66
Book value			35.72	32.94
Tangible book value			30.95	28.15
Appraised value			*	47.00

*	Currently not available, $52.50 as of March 31, 2004.

Selected Ratios (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
PERFORMANCE
Return on avg common equity	17.52%	16.40%	15.88%	15.39%
Return on avg common equity
excl. market adj of securities	17.79%	16.38%	15.95%	15.51%
Return on avg assets	1.28%	1.12%	1.15%	1.06%
Net interest margin, FTE	4.36%	4.52%	4.38%	4.43%
Efficiency ratio	59.46%	65.58%	63.31%	66.92%
CREDIT QUALITY (Period End)
Provision for loan losses to average loans			0.39%	0.43%
Net charge offs to average loans			0.21%	0.29%
Allowance for loan losses to loans			1.55%	1.55%
Allowance for loan losses to non-accruing loans			189.76%	149.47%
CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			7.29%	7.07%
Avg loans to avg deposits			82.52%	80.28%

Condensed Consolidated Balance Sheet (Unaudited)
(In thousands)

	June 30
	2004	2003
ASSETS
Cash and due from banks	$251,229	$228,278
Federal funds sold	41,040	6,765
Interest bearing deposits	3,879	741
Investment securities	789,091	812,152
Loans	2,660,375	2,464,953
Less: allowance for loan losses	41,174	38,287

Net loans	2,619,201	2,426,666
Premises & equipment, net	117,495	105,080
Accrued interest receivable	20,535	20,869
Goodwill and core deposit intangibles	40,497	41,674
Other real estate owned, net	1,724	1,109
Other assets	117,365	96,952

Total Assets	$4,002,056	$3,740,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$3,228,765	$3,039,482
Securities sold under repurchase agreements	366,358	304,818
Other liabilities	32,717	36,889
Other borrowed funds	8,266	7,998
Long — term debt	42,997	52,411
Subordinated debenture and trust preferred securities	41,238	40,000

Total Liabilities	3,720,341	3,481,598
Common stockholders’ equity	281,715	258,688

Total Liabilities and Stockholders’ Equity	$4,002,056	$3,740,286

Navigating our course

First Interstate BancSystem

P.O. Box 30918 • Billings, Montana 59116 • (406) 255-5390
www.firstinterstatebank.com